Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86-538-6202206
Email: ir@chinabiologic.com
www.chinabiologic.com

FOR RELEASE ON MAY 9, 2011 AT 4:35 p.m. EDT (New York)

China Biologic Products Reports First Quarter 2011 Results

Tai'an, Shandong Province, PRC, May 9, 2011 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported record sales and net income for the three months ended March 31, 2011.

Financial highlights for the first quarter 2011

  Total sales increased 27.2% to $34.5 million in the first quarter 2011, from $27.1 million the first quarter 2010.

  Gross profit increased 23.9% to $25.2 million in the first quarter 2011, from $20.3 million the first quarter 2010.

  Income from operations increased 9.8% to $14.5 million in the first quarter 2011, from $13.2 million the first quarter 2010.

  Net income attributable to China Biologic decreased 40.8% to $6.3 million in the first quarter 2011, from $10.7 million in the first quarter 2010.

  Diluted earnings per share attributable to China Biologic decreased 11.5% to $0.23 in the first quarter 2011, from $0.26 per diluted share in the first quarter 2010.

  Non-GAAP adjusted net income attributable to China Biologic increased 5.2% to $8.0 million in the first quarter 2011, from $7.6 million in the first quarter 2010.

  Non-GAAP adjusted diluted earnings per share attributable to China Biologic increased 6.9% to $0.31 per diluted share in the first quarter 2011, from $0.29 in the first quarter 2010.

CEO Comments

Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic, said, “We are pleased with our 27% sales increase during the 2011 the first quarter from the first quarter of last year, which we primarily attribute to general price increases for many of our products due to a continued supply shortage. During the first quarter, we also continued to aggressively expand our direct sales to hospitals and inoculation centers in order to boost our future sales. We believe that our strategy to expand our direct institutional sales remains the best long-term model for serving our customers and expanding our products and markets in China.

“We expect that the following strategies will help improve our performance this year: (1) we expect our direct sales to continue expanding as a result of our direct and aggressive promotion; (2) the supply of raw material necessary for the production of hepatitis B and human rabies immunoglobulin products is expected to improve in the second half of the year; (3) we expect two of our new products to be approved by China’s State Food and Drug Administration this year, potentially generating sales by year’s end; and (4) we will continue to stringently control our expenses while sustaining our pursuit in achieving higher direct institutional sales.

“We believe that the successful implementation of the foregoing strategies, along with the continued expansion of China’s economy, the government’s continued emphasis on higher health standards, and our strategic locations and high operating standards, strengthens the Company’s outlook for 2011, and so we continue to be optimistic that our results for 2011 will be good. To emphasize our confidence and determination, we are maintaining our previous guidance for the year 2011.”

Results for the three months ended March 31, 2011

Revenues increased 27.2%, or $7.4 million, to $34.5 million for the first quarter of 2011 from $27.1 million for the same period in 2010. The increase was mainly due to a general increase in the price and volume of plasma based products.

  Sales from human albumin products rose approximately 55.1% quarter-over-quarter to approximately $19.7 million, accounting for approximately 57.2% of the total sales in the first quarter of 2011, as compared to the 46.9% for the same period in 2010. Sales volume of human albumin products increased by approximately 63.2% in the first quarter of 2011 as compared to the same period in 2010, while average selling price (“ASP”) of human albumin decreased by 4.9%. The price decrease in human albumin is due to the increasing volume of imported human albumin products during 2010.

  Sales from human immunoglobulin for intravenous injection (“IVIG”) grew by 93.3% to approximately $10.4 million in the first quarter of 2011, representing approximately 30.2% of total sales, as compared to approximately 19.9% of total sales for the same period in 2010. The increase in sales from IVIG was mainly due to an approximate 4.2% in the ASP of IVIG and an 85.5% increase in sales volume.

  Sales from the human tetanus immunoglobulin products rose approximately 73.0% to approximately $1.2 million, contributing approximately 3.4% of total sales in the first quarter of 2011 as compared to approximately 2.5% for the same period in 2010. The sales volume and ASP of human tetanus immunoglobulin increased approximately 68.5% and 2.7%, respectively.

  Sales from human hepatitis B immunoglobulin declined approximately 33.5% to approximately $2.2 million, contributing approximately 6.4% of the total sales in the first quarter of 2011 as compared to approximately 12.3% in the same period of 2010. Although the ASP for sales of human hepatitis B immunoglobulin increased by 25.2% in the first quarter of 2011, its sales volume decreased by approximately 46.9%.

  Sales from human rabies immunoglobulin decreased approximately 80.1% to $0.75 million, contributing approximately 2.2% of total sales in the first quarter of 2011 as compared to approximately 13.9% in the same period of 2010. Although the ASP for sales of human rabies immunoglobulin increased by 14.8% in the first quarter of 2011, its sales volume decreased by approximately 82.7%.

Gross profit increased $4.9 million or 23.9% to $25.2 million in the first quarter of 2011 from $20.3 million in the first quarter of 2010. Gross profit margin was 73.0% in the first quarter of 2011, as compared to the 74.5% for the same period in 2010.

Total operating expenses in the first quarter of 2011 increased 50.2% to $10.6 million, as compared to $7.1 million in the first quarter 2010. As a percentage of total sales, total operating expenses increased to 30.8% in the first quarter of 2011, from 26.1% for the same period in 2010.

Selling expenses increased by $1.5 million, or 159.8%, to $2.4 million in the first quarter of 2011 from $0.9 million in the first quarter of 2010. Selling expenses as a percent of sales increased to 7.1% in the first quarter of 2011 from 3.5% for the same period in 2010. The increase in selling expenses was primarily due to an increase in promotional and conference activities as we continued our efforts in expanding our customer base into hospital and inoculation centers throughout the PRC.

General and administrative expenses increased by $2.5 million, or 50.4%, to $7.5 million in the first quarter of 2010 from $5.0 million in the first quarter of 2010. General and administrative expenses as a percent of sales increased to 21.7% in the first quarter of 2011, from 18.3% in the first quarter of 2010. The increase in general and administrative expenses was primarily due to an increase in expenses related to payroll and employee benefits, as well as non-cash employee compensation. The increase in payroll is primarily due to the company’s efforts to enhance corporate governance with the addition of two directors during the first quarter 2011, and the addition of a President in December 2010, as well as the addition of our new corporate offices in Beijing.

Research and development expenses decreased by $0.5 million, or 39.2%, to $0.7 million, from $1.2 million in the first quarter of 2010. As a percent of sales, research and development expenses were 2.1% and 4.3% in the first quarter of 2011 and 2010, respectively. The decrease in research and development expenses was primarily due to the decreased cost associated with the development of two new products that are at the end of their respective development stages. We expect to receive SFDA approval for these two products in the second half of 2011.

Income from operations increased 9.9% to $14.5 million, or 42.2% of total sales in 2011, as compared to $13.2million, or 48.8% in 2010.

For the three months ended March 31, 2011 and 2010, we recognized an income from the change in fair value of derivative liabilities in the amounts of $1.0 million and $3.8 million for the first quarter of 2011 and 2010, respectively. The recognized income from the change in the fair value of derivative liabilities in the first quarter of 2011 was mainly due to a decrease in the price of our common stock from $16.39 as of December 31, 2010 to $15.96 as of March 31, 2011. Future changes in the market price of our common stock could cause the fair value of these derivative financial instruments to change significantly in future periods.

Our provision for income taxes increased $1.2 million, or 38.8%, to $4.3 million in the first quarter of 2011, from $3.1 million in the first quarter of 2010. The increase in income tax provision was consistent with the increase in our net operating income in the 2011 first quarter, as compared to the 2010 first quarter, as we recorded a 25% income tax rate in the first quarter of 2011, subject to PRC governmental approval for our use of the 15% preferential tax rate for Shandong Taibang, which is in the process of reapplying the High and New Technology Enterprise qualification for an additional three years through to 2013.

GAAP net income attributable to China Biologic in the first quarter of 2011 was $6.3million, or $0.25 per diluted share, as compared to $10.6 million, or $0.4 per diluted share, in the same period of 2010. Non-GAAP adjusted net income was $7.97 million, or $0.31 per diluted share, in the first quarter of 2011, as compared to $7.57 million, or $0.29 per diluted share, in the first quarter of 2010. Non-GAAP adjusted net income and diluted earnings per share in the first quarter 2011 excluded an aggregate of $1.7 million charges, which are related to change in the fair value of derivative liabilities and non-cash employee compensation expenses after adding back interest related to the convertible notes under the if-converted method. Please see the table at the end of the release which reconciles our non-GAAP measures with the nearest comparable GAAP measures.

Financial Condition

As of March 31, 2011, the Company had $56.3 million in cash and cash equivalents, approximately $59.9 million in working capital, and a current ratio of 181.0% . Total shareholder’s equity on March 31, 2011 was $143.9 million, as compared to $145.0 million at December 31, 2010.

Conference call

China Biologic will host a dial-in conference call at 7:30 a.m. EDT (New York) on May 10, 2011, to discuss its results for the first quarter 2011. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time:

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
Mainland China toll-free number	400 681 6949
Hong Kong local access	3005 2050
International toll number	+852 3005 2050
Participant pass code	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 8:30 a.m. EDT on May 17, 2011.

The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
Mainland China toll free number	800 876 8594
Hong Kong local access	3005 2020
International dial-in toll number	+852 3005 2020
Replay pass code	138 012#

Use of non-GAAP financial measures

This press release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the ability of the Company to achieve its commercial objectives, including the probability that the Company’s new products will obtain governmental approval in time to realize revenues by the 2011 year end; the likelihood that the PRC economy will continue to expand and that its government will continue to place emphasis on higher health standards; the ability of the Company to maintain its strategic locations and high operating standards; the business strategy, plans, and objectives of the Company and its subsidiaries, including its ability to successfully implement its growth strategies, particularly, its strategy to expand direct sales to hospitals and inoculation centers in order to boost future sales, or meet its financial guidance for 2011; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended
	March 31, 2011	March 31, 2010
Sales
External customers	$34,395,238	$26,861,522
Related party	75,584	237,031
Total sales	34,470,822	27,098,553

Cost of sales
External customers	9,277,204	6,798,854
Related party	34,394	-
Cost of sales	9,311,598	6,798,854

Gross profit	25,159,224	20,299,699

Operating expenses
Selling expenses	2,449,913	942,908
General and administrative expenses	7,464,141	4,962,252
Research and development expenses	710,991	1,168,655

Income from operations	14,534,179	13,225,884

Other expenses / (income)
Equity in income of equity method investee	(270,394)	(188,541)
Change in fair value of derivative liabilities	(1,021,865)	(3,833,577)
Interest expense	1,680,922	333,589
Interest income	(170,131)	(152,536)
Other expenses / (income), net	224,231	(819,969)
Total other expenses / (income), net	442,763	(4,661,034)

Earnings before income tax expense	14,091,416	17,886,918

Income tax expense	4,263,216	3,071,147

Net income	9,828,200	14,815,771

Less: Net income attributable to the noncontrolling interest	3,519,225	4,152,022

Net income attributable to China Biologic Products, Inc.	6,308,975	10,663,749

Earnings per share:
Basic	$0.26	$0.46
Diluted	$0.23	$0.26

Weighted average shares used in computation:
Basic	24,351,125	23,386,893
Diluted	25,680,648	26,471,425

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$56,307,771	$64,941,368
Accounts receivable, net of allowance for doubtful accounts	13,310,481	9,922,111
Accounts receivable - a related party	-	212,611
Inventories	57,569,187	52,300,447
Other receivables	2,560,648	2,727,110
Prepayments and prepaid expenses	1,956,816	855,338
Deferred tax assets	2,213,843	1,860,753
Total Current Assets	133,918,746	132,819,738
Property, plant and equipment, net	39,589,552	39,511,731
Intangible assets, net	13,796,763	14,559,020
Land use rights, net	4,910,042	4,701,450
Prepayments and deposits for property, plant and equipment	4,643,394	4,254,423
Goodwill	17,895,424	17,778,231
Equity method investment	7,616,621	7,297,201
Total Assets	$222,370,542	$220,921,794
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$6,108,000	$3,034,000
Accounts payable	4,895,796	4,392,772
Due to a related party	3,220,814	3,192,140
Other payables and accrued expenses	19,634,379	21,606,730
Advance from customers	3,256,243	3,560,018
Income tax payable	7,269,829	6,659,805
Other taxes payable	2,323,915	2,146,868
Convertible notes	2,654,722	1,196,233
Derivative liabilities - embedded conversion option in convertible notes	14,053,624	14,561,661
Derivative liabilities - warrants	10,581,764	11,095,592
Total Current Liabilities	73,999,086	71,445,819
Other payable	334,718	333,008
Deferred tax liabilities	4,088,029	4,098,834
Total Liabilities	78,421,833	75,877,661
Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 24,351,125 shares issued and outstanding at March 31, 2011 and December 31, 2010	2,435	2,435
Additional paid-in capital	31,845,086	35,435,139
Retained earnings	62,048,076	55,739,101
Accumulated other comprehensive income	8,880,929	8,023,121
Total stockholders’ equity attributable to China Biologic Products, Inc.	102,776,526	99,199,796
Noncontrolling interest	41,172,183	45,844,337

Total Equity	143,948,709	145,044,133

Commitments and contingencies

Total Liabilities and Equity	$222,370,542	$220,921,794

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31, 2011	March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,828,200	$14,815,771
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,108,744	793,657
Amortization	884,588	869,251
Loss on sale of property, plant and equipment	8,502	3,019
(Reversal) / allowance for doubtful accounts, net	(28,340)	23,329
Write-down of obsolete inventories	74,715	198,559
Deferred tax (benefit) / expense, net	(377,359)	89,664
Stock compensation	1,174,882	571,893
Change in fair value of derivative liabilities	(1,021,865)	(3,833,577)
Amortization of deferred note issuance cost	53,388	86,790
Amortization of discount on convertible notes	1,458,489	99,318
Equity in income of equity method investee	(270,394)	(188,541)
Change in operating assets and liabilities, net of acquisition in Dalin:
Accounts receivable - third parties	(3,353,933)	(1,997,040)
Accounts receivable - related party	213,283	(47,452)
Other receivables	272,337	(541,091)
Inventories	(4,981,926)	(4,283,720)
Prepayments and prepaid expenses	(1,172,953)	(512,690)
Accounts payable	503,023	(180,806)
Other payables and accrued expenses	(1,895,565)	(2,383,690)
Accrued interest - noncontrolling interest shareholders	-	(913,840)
Advance from customers	(326,128)	684,750
Income tax payable	564,195	(1,260,708)
Other taxes payable	162,340	-
Net cash provided by operating activities	2,878,223	2,092,846

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of a subsidiary, net of cash acquired	-	(1,476,447)
Purchase of property, plant and equipment	(1,692,558)	(2,012,669)
Purchase of intangible assets and land use right	(205,422)	(24,484)
Net cash used in investing activities	(1,897,980)	(3,513,600)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	-	689,160
Proceeds from short term bank loans	6,087,200	5,876,078
Repayment for short term bank loans	(3,043,600)	(2,962,330)
Payments made for acquiring noncontrolling interest	(7,635,000)	-
Dividend paid by subsidiaries to noncontrolling interest shareholders	(5,589,920)	(4,780,790)
Net cash used in financing activities	(10,181,320)	(1,177,882)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	567,480	(54,890)

NET (DECREASE) INCREASE IN CASH	(8,633,597)	(2,653,526)

Cash and cash equivalents, beginning of year	64,941,368	53,843,951

Cash and cash equivalents, end of year	$56,307,771	$51,190,425

Supplemental cash flow information
Cash paid for income taxes	$4,076,381	$3,806,691
Cash paid for interest expense (net of capitalized interest)	$278,610	$62,286
Noncash investing and financing activities:
Convertible notes conversion	$-	$1,809,771
Reclassification of warrant liability to paid-in capital upon warrants conversion	$-	$2,436,907
Net assets addition included in accounts payable	$-	$395,540
Utilization of prepayments and deposits to acquire property, plant and equipment	$-	$424,858

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS ENDED March, 2011 AND 2010

	Three months Ended		Three months Ended
	March 31, 2011		March 31, 2010
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Net Income - Non GAAP	$7,965,131	$0.31	$7,574,186	$0.29
Non-cash employee compensation (1)	$1,174,882	$0.05	$571,893	$0.03
Income in fair value of derivative liabilities (2)	$(508,037)	$(0.04)	$-	$-
Interest of Convertible Notes (3)	$1,503,139	$0.06	$-	$-
Adjusted Net Income for diluted net income per share	$5,795,147	$0.25	$7,002,293	$0.26
Interest on the Notes	$-	$0.00	$172,121	$0.01
Change in fair value of embedded conversion option in the Notes	$-	$0.00	$(2,057,342)	$(0.08)
Change in fair value of warrants	$(513,828)	$0.00	$(1,776,235)	$(0.07)
Net Income attributable to controlling interest	$6,308,975	$0.25	$10,663,749	$0.40
Weighted average number of Shares	25,680,648		26,471,425